JSW JEWETT SCHWARTZ WOLFE & ASSOCIATES
CERTIFIED PUBLIC ACCOUNTANTS

June 8, 2011

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Star Gold Corp.
File 000-52711

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Star Gold Corp., and agree with the statements concerning our Firm contained therein.

Very truly yours,

Jewett, Schwartz, Wolfe & Assoc CPA's

Hollywood, Florida
June 8, 2011

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